Exhibit 99
HILLENBRAND INDUSTRIES REPORTS SECOND QUARTER REVENUES OF
$495.6 MILLION AND EARNINGS FROM CONTINUING OPERATIONS OF $0.89
PER FULLY DILUTED SHARE
Hillenbrand Maintains Full Year Fiscal 2006 Adjusted Earnings Guidance

BATESVILLE, Ind., May 9, 2006 — Hillenbrand Industries, Inc. (NYSE:HB) today announced unaudited financial results for its fiscal second quarter ended March 31, 2006 which included revenues of $495.6 million, a $5.1 million or 1.0 percent decrease from $500.7 million in the prior year comparable period. Consolidated net income from continuing operations was $54.5 million, or $0.89 per fully diluted share, compared to consolidated net income from continuing operations in the fiscal 2005 second quarter of $53.6 million, or $0.86 per fully diluted share. On an as adjusted basis, fully diluted earnings per share for the second quarter of fiscal 2006 was $0.81 compared to $0.88 per fully diluted share in 2005, a decrease of 8.0 percent.
On a year-to-date basis, revenues and earnings per fully diluted share from continuing operations were $973.1 million and $1.68, respectively, compared to $975.5 million and $1.56 in the fiscal 2005 comparable period.
Highlights
•	Hill-Rom capital sales were up 6.3 percent for the quarter, with increases reflected in all divisions.

•	Hill-Rom International delivered another strong performance in the second quarter, with revenue growth of 15.9 percent in the quarter and 18.3 percent for the year-to-date period on a constant currency basis. The International division was also awarded a significant French government contract during the quarter.

•	Restructuring is being executed as planned, with structural changes substantially completed in the U.S. and continuing in Europe into early fiscal 2007. We are on target to achieve our projected cost savings of $41 million in fiscal 2006.

•	Hill-Rom rental revenues were down 13.4 percent for the quarter as a result of lower volumes, increased customer allowances and lower competitive pricing.

•	New product introductions, including a new model of the CareAssist bed platform with increased weight capacity and other features in North America, spinal and hip products from our surgical accessories business and the ClinActive therapy surface and a new line of long-term care furniture in Europe, have all been favorably received.

•	Batesville Casket revenues were down slightly compared with the prior year second quarter, and are up on a year-to-date basis despite a soft death market and the absence of a seasonal outbreak of pneumonia and influenza in the current year on the strength of favorable net price realization and higher cremation and jobber revenues.

•	Net realized gains on investments (net-of-tax) of $6.8 million ($0.11 per fully diluted share) and $12.5 million ($0.20 per fully diluted share) were realized during the quarter and year-to-date periods with respect to our limited partnership and other investments, compared to $0.0 million and $0.8 million in the comparable 2005 periods.
On March 20, 2006, Peter H. Soderberg, former CEO of Welch Allyn, joined the company as CEO. He immediately assumed leadership of the turnaround initiative started by former interim CEO Rolf Classon. Mr. Soderberg is leading the Company’s strategic planning process to develop a plan to enhance long-term shareholder value.
“The turnaround and restructuring activities already underway are gaining momentum and I expect continued progress to be made over the rest of the year,” said Mr. Soderberg. “I am excited by the challenge of leading our effort to unlock the true value of our company — and our great brands and talented people — and transforming Hillenbrand into a much stronger growth company.”

Consolidated Results — Highlights
Revenues

($ In Millions)	Q2 2006	Y/Y Foreign	Q2 2006	Q2 2005	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$234.0	$(0.6)	$233.4	$241.0	-3.2%
Hill-Rom International	51.7	3.6	55.3	47.7	15.9%
Hill-Rom Home Care and Surgical Accessories	29.3	—	29.3	30.1	-2.7%

Total Hill-Rom	315.0	3.0	318.0	318.8	-0.3%

Batesville Casket	180.6	(1.3)	179.3	181.9	-1.4%

Total	$495.6	$1.7	$497.3	$500.7	-0.7%

	YTD 2006	Y/Y Foreign	YTD 2006	YTD 2005	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$457.6	$(0.8)	$456.8	$473.3	-3.5%
Hill-Rom International	109.2	7.6	116.8	98.7	18.3%
Hill-Rom Home Care and Surgical Accessories	60.0	—	60.0	62.4	-3.8%

Total Hill-Rom	626.8	6.8	633.6	634.4	-0.1%

Batesville Casket	346.3	(1.7)	344.6	341.1	1.0%

Total	$973.1	$5.1	$978.2	$975.5	0.3%

Gross Profit decreased $6.1 million in the quarter to $228.2 million from the prior year’s second quarter of $234.3 million. As a percentage of sales, consolidated gross profit margins of 46.0 percent decreased 0.8 percentage points from the prior year period. This decrease is primarily related to lower rental revenues at Hill-Rom’s North American and Home Care and Surgical Accessories divisions on lower volumes, increased customer allowances and lower competitive pricing. The decline in rental volume was evident in most major product categories. Strong Health Care sales revenues partially offset the lower rental revenues, increasing $12.5 million due primarily to higher volumes.
Other Operating Expenses for the second quarter totaled $151.3 million, an increase of $2.3 million from the fiscal 2005 second quarter. As a percentage of revenues, operating expenses increased to 30.5 percent in the 2006 period from 29.8 percent in the prior year. Favorability was experienced in a number of areas during the quarter, partially the result of the restructuring activities announced in the fourth quarter of last year. These included lower wages and benefits, including pension and health care costs, in excess of $5.0 million. Legal costs associated with defending antitrust lawsuits were also down, decreasing $1.0 million for the second quarter. Offsetting this favorability is higher incentive compensation expense of $7.5 million resulting from a normal provision in the current year coupled with a large reversal of accrued incentive compensation in the prior year. In addition, Hill-Rom wrote off a capitalized license during the quarter, resulting in a charge of approximately $2.3 million. General salary inflation and rising fuel costs also provided pressure to current year operating expenses.
Cash, Cash Equivalents and Short Term Investments increased $23.2 million to $191.0 million from $167.8 million at September 30, 2005.
Primary Working Capital (accounts receivable, plus inventory, less accounts payable) increased $38.4 million versus the prior fiscal year end, with a $24.0 million increase in accounts receivable compounded by a decrease of $14.9 million in accounts payable. The higher reported accounts receivable is related to the effects of Hill-Rom’s strong capital sales and Batesville Casket’s higher seasonal volume for March, along with the high levels of rental receivables as we work through a difficult collections period following the implementation of our new rental billing system. The decrease in accounts payable relates to the normal cyclical decline associated with the repayment of traditionally higher year-end payables.

Capital Expenditures in the quarter were $28.5 million, driven primarily by rental fleet spending at Hill-Rom and to a much lesser extent distribution and operations capital spending at Batesville Casket.
Hill-Rom — Highlights
Capital Sales revenue increased $12.5 million, or 6.3 percent, to $209.5 million in the fiscal second quarter of 2006 compared to $197.0 million in the second quarter of 2005. This increase was primarily within the North America and International divisions, which demonstrated increases of $7.9 million and $3.7 million, respectively. Excluding the unfavorable impact from foreign exchange rates, capital sales revenues increased 7.5 percent. Gross profit increased $6.4 million to $94.1 million from the fiscal second quarter of 2005 on higher volumes. As a percentage of sales, gross profit increased to 44.9 percent in the 2006 fiscal second quarter compared to 44.5 percent in the same period of 2005 on higher volumes, partially offset by increased warranty costs, unfavorable product mix and strong growth in International revenues, which generally carry lower gross profit.
Rental revenue decreased $16.3 million to $105.5 million in the second fiscal quarter of 2006 from $121.8 million in the prior year primarily as a result of lower volumes, increased customer allowances and lower competitive pricing. The lower volume and increased customer allowances, for which additional reserves of $6.5 million were provided at the end of the quarter, are partially reflective of the adverse impact the prior year launch of our new rental business system and the related business processes has had on our rental business. We have also experienced a loss of some business during this period. Other unfavorable rental volume effects are related directly to expected declines in the pulmonary area resulting from increasing purchases by customers of these products, lower product availability in certain regions or of certain products and the absence of any meaningful seasonal pneumonia and influenza outbreak. The majority of the decline in rental revenues, $14.9 million, related to North America. Gross profit decreased $13.1 million to $35.1 million in the second quarter of 2006, compared to $48.2 million in the prior year period. As a percentage of sales, gross profit was 33.3 percent in the quarter, down from 39.6 percent in the second quarter of 2005 due primarily to the lower revenues, which were only partially offset by somewhat lower rental costs.
batesville casket — Highlights
Batesville Casket revenue of $180.6 million decreased $1.3 million in the quarter from the $181.9 million reported in the prior year comparable period. Gross profit increased $0.6 million to $99.0 million in the quarter from $98.4 million in the comparable prior year period. Revenues decreased as a result of overall lower volumes in a soft death market and continuing increases in cremation, partially offset by favorable pricing. Gross profit was favorably impacted by a $1.0 million gain with respect to the recent settlement of an insurance claim associated with a fire in the prior year at our wood sourcing facility.
Non-GAAP Financial Disclosures — Second Quarter 2006
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts.

	Income from Continuing Operations - 2006			Income from Continuing Operations - 2005
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS

Income from continuing operations — GAAP	$84.6	$30.1	$0.89	$85.1	$31.5	$0.86
Adjustments:
Antitrust litigation	3.4	1.3	0.03	4.4	1.6	0.04
Special charges	—	—	—	(0.1)	(0.0)	(0.00)
Net realized gains on investments	(7.1)	(0.3)	(0.11)	—	—	—
Stock option expense (1)	—	—	—	(1.9)	(0.7)	(0.02)

Income from continuing operations — Adjusted	$80.9	$31.1	$0.81	$87.5	$32.4	$0.88

(1) — Stock option expense is included in current year earnings with the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective October 1, 2005. The current quarter pre-tax effect on earnings of $0.4 million is less than that of the prior year as a result of the accelerated vesting of underwater stock options in the fourth quarter of fiscal 2005 and the method of adoption chosen (modified prospective) for this new accounting pronouncement.
For a more complete review of Hillenbrand’s second quarter results, please refer to its Quarterly Report on Form 10-Q for the quarter-ended March 31, 2006. We expect to file our Quarterly Report on or about May 10, 2006.
Guidance Summary For 2006
Hillenbrand Industries has provided the following guidance for all investors. All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and are presented before consideration of any future special items or net realized gains (losses) on investments.

	Hill-Rom /		Batesville		Consolidated
	HI Corporate		Casket		Hillenbrand

Outlook for 2006
($ in millions, except EPS)
	Low	High	Low	High	Low	High

Net Revenues
North America	$946	$956	$—	$—	$946	$956
International	209	219	—	—	209	219
Home Care & Surgical	120	130	—	—	120	130
Funeral Services sales	—	—	665	675	665	675

Total revenues	1,275	1,305	665	675	1,940	1,980
Gross Margin	42.5%	42.9%	53.4%	53.5%	46.2%	46.5%

Other Operating Expenses	(380)	(389)	(168)	(173)	(548)	(562)
Special Charges	(2)	(2)	—	—	(2)	(2)
Corporate Operating Expenses	(25)	(25)	—	—	(25)	(25)
Antitrust Litigation	(8)	(8)	(8)	(8)	(15)	(15)

Operating Income	127	136	179	181	307	317

Other Income/(Expense)	11	11	—	—	11	11

Income from Continuing Operations Before Income Taxes	$138	$147	$179	$181	$318	$328

Tax Rate (Before Discrete Items)						39%

Earnings per share from Continuing
Operations — GAAP					$3.16	$3.26
Special Charges					0.04	0.04
Antitrust Litigation					0.15	0.15
Net Realized Gains on Investments					(0.20)	(0.20)

Earnings per share from Continuing
Operations — Adjusted					$3.15	$3.25

Average shares outstanding — diluted						61.7

Capital expenditures and intangibles		$105		$22		$127
Depreciation and amortization		$94		$18		$112
Note — certain amounts may not accurately add due to rounding

Conference Call
The company will sponsor a conference call for the investing public at 9:00 a.m. EDT, 8:00 a.m. CDT, on Tuesday, May 9, 2006. In the call, management will discuss the results for the fiscal second quarter ended March 31, 2006, along with expectations for the remainder of fiscal 2006. The call is available at http://www.shareholder.com/hb/medialist.cfm or www.hillenbrand.com during the call and will be archived on the company’s Web site through May 8, 2007 for those who are unable to listen to the live Web cast. Interested parties may access audio of the conference call live by dialing 800-810-0924 (International callers 913-981-4900) both are to use confirmation code 5416890 at the above time. A replay of the call is also available through May 16, 2006 at 888-203-1112 (719-457-0820 International). Code 5416890 is needed to access the replay.
About Hillenbrand Industries Inc.
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by William A. Hillenbrand and has grown to over $1.2 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs approximately 6,200 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 and under John A. Hillenbrand’s leadership has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs approximately 3,400 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.
Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005 and under the same heading in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, when filed. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

Condensed Statement of Earnings	2Q06	1Q06	4Q05	3Q05	2Q05
Net revenues
Health Care sales	$209.5	$195.3	$227.7	$190.3	$197.0
Health Care rentals	105.5	116.5	110.9	115.4	121.8
Funeral Services sales	180.6	165.7	158.0	160.3	181.9

Total revenues	495.6	477.5	496.6	466.0	500.7
Cost of revenue
Health Care cost of sales	115.4	111.8	128.3	108.9	109.3
Health Care rental expenses	70.4	70.9	75.4	71.9	73.6
Funeral Services cost of sales	81.6	78.5	74.0	76.3	83.5

Total cost of revenue	267.4	261.2	277.7	257.1	266.4
Gross profit
Health Care sales	94.1	83.5	99.4	81.4	87.7
Health Care rentals	35.1	45.6	35.5	43.5	48.2
Funeral Services	99.0	87.2	84.0	84.0	98.4

Total gross profit	228.2	216.3	218.9	208.9	234.3
As a percentage of sales	46.0%	45.3%	44.1%	44.8%	46.8%

Operating expense	151.3	145.7	150.9	143.8	149.0
As a percentage of sales	30.5%	30.5%	30.4%	30.9%	29.8%

Litigation charge	—	—	(358.6)	—	—

Special charges, net	—	(2.4)	(30.8)	(5.6)	0.1

Other income/(expense)	7.7	9.8	(8.5)	0.3	(0.3)

Income tax expense/(benefit)	30.1	29.4	(98.8)	22.1	31.5

Income (loss) from continuing operations	54.5	48.6	(231.1)	37.7	53.6

(Loss) income from discontinued operations	—	(0.3)	1.4	0.3	0.4

Net income (loss)	$54.5	$48.3	$(229.7)	$38.0	$54.0

Diluted earnings per share:
Earnings per share from continuing operations	$0.89	$0.79	$(3.77)	$0.61	$0.86
Earnings per share	$0.89	$0.79	$(3.75)	$0.61	$0.87

Average common shares outstanding — diluted (thousands)	61,579	61,458	61,269	61,896	62,389

Dividends per common share	$0.2825	$0.2825	$0.28	$0.28	$0.28

Cash Flows from Operations
Cash flow from operations	$29.8	$54.3	$61.3	$36.4	$63.7
Capital expenditures	(28.5)	(17.2)	(39.2)	(27.9)	(24.2)

Cash flow from operations less capital expenditures	$1.3	$37.1	$22.1	$8.5	$39.5

Trailing twelve month cash flow from ops. less capex.	$69.0	$107.2	$118.5	$138.9	$231.2

Cash, cash equivalents and short term investments	$191.0	$196.1	$167.8	$152.0	$214.3

Shares repurchased	—	—	—	722.4	539.2

Capital Expenditures
Hill-Rom	$24.0	$14.1	$31.4	$22.6	$21.9
Batesville Casket	$4.5	$3.1	$7.8	$5.3	$2.3

Depreciation & Amortization
Hill-Rom	$22.6	$23.2	$22.2	$24.5	$23.8
Batesville Casket	$4.3	$4.3	$5.0	$4.5	$4.4